Exhibit 99.1

Contact: Cameron Way (206) 373-9034

Onvia Increases Revenue 15% Over Prior Year

The Company launches Onvia Business Builder, new sales intelligence product, and hires information industry sales experts

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – November 3, 2005 – Onvia, a leading provider of comprehensive sales intelligence to businesses seeking government procurement opportunities, announced its third quarter financial results today. Revenues for the third quarter increased 10% to $3.7 million from $3.3 million in the third quarter of 2004. Net loss increased to $1.5 million from $612,000 in the third quarter of 2004. Loss per share for the third quarter increased to $0.19 cents from $0.08 cents in the third quarter of 2004.

For the first nine months of 2005, revenues were $11.0 million, a 15% increase from $9.6 million for the first nine months of 2004. Net loss increased to $4.0 million from $2.3 million. Loss per share for the first nine months of 2005 increased to $0.51 cents from $0.29 cents for the same period in the prior year. Net losses increased as a result of the previously announced $5 million investment in the development of Onvia Business Builder.

Early sales of the new Onvia Business Builder product increased company-wide average subscription price (ASP) by 11% to $742, compared to the second quarter of 2005.

Onvia Business Builder

At the end of July, Onvia launched Onvia Business Builder, a new product that enables businesses of all sizes to compete more effectively in the government procurement marketplace.

“Historically, the information available in Onvia Business Builder was only available to large corporations at a significant cost,” stated Mike Pickett, Onvia’s CEO and President. “Today, our service provides access to previously unavailable sales information, such as competitive intelligence, project history and agency research to businesses of all sizes to help them win government business.”

Onvia Business Builder leverages Onvia’s proprietary database of historical information on sales opportunities on more than 2 million contracting opportunities from across 55,500 government agencies representing 194,000 government buyers nationwide.

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During the third quarter, the Company began transitioning its telemarketing sales organization into a consultative sales force. ”Most of our clients have never used information as comprehensive as the Onvia Business Builder service,” Mike Pickett continued, “and as a result, our sales force must spend more time understanding the specific needs of our clients and prospects and how the deep value of our service will meet these needs. During the third quarter we hired new sales executives with information industry experience to execute this planned change in sales methodology.”

The change in sales approach as well as the deferral of the buying decision by potential clients early in the quarter, pending the availability of Onvia Business Builder, resulted in a decline in the number of new client acquisitions. Total clients and enterprise licensees decreased by 5%, to 24,400 compared to the second quarter of 2005.

Onvia has 47,000 square feet of office space available for sublease. The Company’s real estate activities have accelerated, and management believes that the space may be sublet by the second half of 2006. The accrual for the idle office lease is approximately $6.4 million as of September 30, 2005.

During the quarter the Company published approximately 195,000 new opportunities, a 17% increase over the third quarter of 2004.

In the third quarter, Onvia developed important strategic partnerships with 23 new government agencies, a 35% increase over the third quarter of last year. Government agencies use Onvia’s Demandstar procurement solution to publish their procurement opportunities.

A conference call hosted by Onvia’s management will be held today, Thursday, November 3, 2005 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate website at www.onvia.com. A replay of the broadcast will be available on the Company’s website 15 minutes after the conference call. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia (Nasdaq: ONVI) helps business-to-government (B2G) companies achieve a competitive advantage by delivering timely and actionable government procurement opportunities and information. More than 24,000 clients and enterprise licensees across the United States rely on Onvia as a comprehensive resource for tailored, industry-specific information needed to make intelligent sales decisions. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 485 government agencies nationwide. Onvia offers unparalleled coverage of 55,500 federal, state and local purchasing entities and across such markets as architecture, engineering, IT/telecom, consulting services, operations and maintenance, office equipment, transportation and medical equipment. In 2004, Onvia published 641,724 advance notices, bids, quotes, RFPs and award notifications. Onvia was founded in 1997 and is headquartered in Seattle, Washington. For more information, contact Onvia, Inc.—1260 Mercer Street, Seattle, WA 98109. Tel - 206/282-5170, fax - 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

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Forward Looking Statements

This release may contain, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding Onvia’s financial performance, profitability, new product investment, subscriber count and subscriber information, average subscription price, new Onvia Business Builder product, government agency participation, subleasing idle office space, and changes to Onvia’s sales organization. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to execute its new product strategy; the new product fails to meet its expected capabilities; the new product fails to be as comprehensive as Onvia believes; Onvia’s clients are dissatisfied with the new product; Onvia’s technology fails to handle the increased demands on its online network caused by the new product offering; Onvia’s organizational changes to its sales department fail to produce higher sales and higher retention rates; Onvia’s proprietary database of historical information is not updated on a timely basis; competitors develop similar technologies and products; Onvia has overestimated the value of sales intelligence to companies doing business with government agencies; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia fails to increase subscriber count; and failure to sublease the idle office space and/or failure to properly assess the lease accrual.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2004, Onvia’s Quarterly Report on Form 10-Q for the second quarter of 2005, and Onvia’s Proxy Statement filed with the SEC on April 8, 2005.